Exhibit 99.2

GTECH Holdings Corporation

FY’06 Q2 Earnings Conference Call

September 23, 2005

Mary Norton: Good morning. And welcome to our second quarter conference call.

Slide #1

Joining me this morning are Bruce Turner, our President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

In conjunction with today’s call, we will web cast a slide presentation highlighting our quarterly and year-to-date results. You can find the call, and the presentation, under “Conference Calls and Calendar” in the “Investors” section of our website at www.gtech.com.

You will also find supplemental financial data, consisting of non-GAAP reconciliations, in the same section. All of this material will be archived. And, for your convenience, the slide presentation will also be available in a PDF format that you can download if you like.

Before we begin today’s call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company’s future strategies.

Slide #2

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Such forward-looking statements reflect management’s assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company’s filings with the SEC.

Now I would like to turn the call over to our host, Bruce Turner

Slide #3

Bruce Turner: Good morning, everyone ... and thank you for joining us once again.

Before I get to our second quarter results, I would like to make a brief comment about the expression of interest GTECH announced last week regarding a potential acquisition of the company.

As part of their responsibility to our shareholders, the independent members of our Board of Directors are currently examining GTECH’s strategic options with the assistance of Citigroup Global Markets. As you would imagine, our Board is following a diligent process and will apprise us of their recommendation and decision in due course. In the meantime, it would not be prudent or proper for me to make any further comment about the situation. Please rest assured that we will keep you informed of any new developments in a timely manner.

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In the meantime, we continue to operate our business as usual. Of course, sometimes “business as usual” can be a challenge, as our Louisiana lottery team has recently discovered. While the horrendous after-effects of Hurricane Katrina will continue to be felt in the region for some time, I am proud of how quickly and generously the people of GTECH worldwide have responded to the crisis. Because the majority of GTECH’s operations in Louisiana are located in Baton Rouge, we sustained minimal damage from the storm ... although, as we have all seen on the news, the situation has clearly put a heavy strain on families, resources, and infrastructure throughout the area. As it stands now, we are approximately 70 percent operational in the state. While this will have some negative impact on our business this year, we do not expect the long recovery to have a material impact on our financial results.

As you have seen in today’s earnings release, GTECH enjoyed another solid financial performance in the second quarter of fiscal year 2006. That financial success was accompanied by several key new-business wins as we continued to strengthen our position in our core markets. Throughout the quarter, we also saw progress in advancing our growth strategy through new games, new products, and new capabilities.

Let us briefly review each of these achievements.

Slide #4

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First, let us look at the financial picture. In the second quarter, GTECH experienced a significant quarter-over-quarter increase in service revenues ... this despite difficult comparisons due to the significant jackpot activity in the second quarter of last year. We clearly benefited from increased revenue contributions from newer lottery service contracts, such as Florida, Virginia and LILHCo’s Caribbean markets.

While new business contributed to the growth, we also continued to benefit from positive same-store sales growth trends.

The strength of our business also enabled us to generate continued positive free cash flows in excess of $70 million dollars last quarter.

We continue to pursue growth initiatives ... both within our core markets and on the acquisition front ... and view both environments as opportunity rich.

Slide #5

In the “key wins” department, there were several noteworthy deals. The state of Washington invited us to negotiate a new contract following a competitive procurement process. In this case, superior technology was once again the key to victory. We earned the highest scores of all competing vendors, and won the bid with premium pricing.

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GTECH also continued its successful relationship with ONCE, the $3 billion-dollar lottery operated by the Spanish National Organization for the Blind. In our second quarter, ONCE ordered 5,000 additional handheld lottery terminals ... bringing the total ordered to date to 24,000 ... and creating one of the largest lottery distribution networks in Europe.

Meanwhile, in Ohio, we signed two contract extensions ... a two-year deal for online and instant central systems and related services ... and a two-year lease extension for Instant Ticket Vending Machines.

We also finalized agreements announced earlier with New Zealand and Swiss Loro ... and we entered into a new, long-term software support agreement with WestLotto of Germany.

The second quarter was also a busy one for new content at GTECH. We developed more than 15 new games in the quarter ... bringing our year-to-date total to more than 30.

As I indicated earlier, our new games are having a positive impact on our customers’ business performance in several jurisdictions.

For example, California launched MegaMillions at the end of June ... and early results indicate a net increase in online sales of more than ten percent since then.

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In Washington State, the new instant online bingo game they introduced in Q2 has also stimulated new sales. Today, it accounts for more than five percent of total on-line games, and we have experienced virtually no cannibalization of other on-line games since its introduction.

Several other new games are due to launch shortly. They include a new cash game in Wisconsin ... and Extra in Trinidad & Tobago. We are also in active discussions with seven customers – both domestic and international – about launching Pick-n-PlayTM --- a new product concept for the lottery industry that combines the appeal of instant gratification and multiple chances to win with the security and integrity of an on-line game.

Slide #6

As part of our initial foray into licensed content, Minnesota will see the launch of BattleshipTM* on their G3®** platform this quarter.

And with the new Universal Studios’ KING KONG motion picture due to premiere in December, we are also in talks with several states about offering our licensed online and instant ticket tie-in games. New York plans to launch an on-line game in early November with a KING KONG theme that is expected to generate more than $100M in sales to the state over a one-month period --- with the grand prize drawing planned to coincide with the red-carpet premier of the movie in New York on December 5th.

*BATTLESHIP is a trademark of Hasbro and is used with permission. © 2005 Hasbro. All Rights Reserved.

** The G3® trademark used or referred to in this document is the exclusive property of the Minnesota State Lottery Agency

***Universal Studios’ KING KONG movie © Universal Studios. Licensed by Universal Studios Licensing LLLP. All Rights Reserved.

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California and Georgia plan to join New York in the introduction of premium priced instant tickets as well. The KING KONG instant ticket game will be our first themed game for the instant ticket market segment.

Our new content initiatives, coupled with strong instant ticket sales and the ongoing marketing efforts of our customers, helped a number of US jurisdictions report record lottery sales for their fiscal years ending in June. In fact, twelve of the eighteen GTECH lotteries reporting year-end results... or 67% percent ... reported record sales for the last fiscal year.

In addition to new content, we are launching new products. Foremost among them is WinWaveTM, Spielo’s next-generation video lottery terminal. With a sleek new design, a second LCD screen, and a smaller footprint, WinWaveTM was developed in consultation with lotteries to offer better ergonomics for players, while taking up less space at venues. We formally unveiled WinWaveTM at the North American State and Provincial Lotteries trade show last week.

We also made several new product announcements at the Global Gaming Expo in Las Vegas last week. At the top of the list was our new dynamic floor management system, which allows casino operators to select the game, denomination, and mode of play for a single machine or a group of machines on the floor. This will allow casinos to better serve their customer's needs based on the time of day or the type of players they are expecting, as well as enhancing the utilization of floor space to help maximize revenues.

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This is an example of how we are taking functionality we developed for the lottery industry and leveraging it to satisfy the needs of the casino industry.

We also introduced 19 new games for Class III and Native American markets.

Looking ahead, we are awaiting decisions on several lottery proposals currently in the works, including Arizona, Maryland, and New Jersey. In terms of new opportunities, we expect Greece to issue an RFP shortly ... and several U.S. jurisdictions are moving forward with new lottery and gaming initiatives. North Carolina has approved the establishment of a state lottery ... Pennsylvania is drafting licensing guidelines for VLT and slot manufacturers and distributors ... and both Massachusetts and New Jersey are actively considering legislation to allow VLTs at racetracks in their states.

Slide #7

And finally, Governor Carcieri of Rhode Island recently approved an expansion plan for Lincoln Park and Newport Grand. When installation is completed, there will be a total of 2,500 new machines at Lincoln Park and Newport Grand. Six hundred of those machines will be up and running at Lincoln Park by the end of this calendar year. Under our master agreement with the state, GTECH will provide 410 of those machines ... and we will receive 7 percent of the net win per machine. The full expansion will be completed at both facilities in about two years. We will supply 50 percent of the remaining 1,900 machines ... and we will receive 2.5 percent of the net win for all new machines through our central system contract.

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Upon completion of this expansion, Lincoln Park will have one of the largest gaming floors in the US ... and Rhode Island will be one of our top ten contracts in terms of revenue generation.

And now, I would like to turn the proceedings over to our CFO, Jaymin Patel. Jaymin?

Jaymin Patel: Thank you Bruce. Good morning, everyone.

Slide #8

I would like to start by reviewing GTECH’s second-quarter performance. We are certainly pleased with the performance of the business, particularly in light of difficult quarter-over quarter comparisons created by significant jackpot activity in the second quarter of last fiscal year.

Second quarter service revenues increased more than eighteen million dollars ($18M) or approximately seven percent (7%), driven by a number of factors.

Starting with lottery service revenues, same store sales in the United States increased approximately three percent (3%).

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Factoring in net contract wins, contractual rate changes and the impact of lower jackpot activity, GTECH’s domestic service revenues grew approximately ten million dollars ($10M) or approximately eight percent (8%), to one hundred and thirty-nine million dollars ($139M).

International same store lottery sales increased approximately three point five percent (3.5%). We also benefited from higher revenues from Brazil and the favorable impact of foreign exchange rates. This was offset by contractual rate changes, and the loss of the Puerto Rico contract, resulting in international lottery service revenues of ninety million dollars ($90M) --- comparable to the second quarter of last year.

Total service revenues included approximately eight million dollars ($8M) from gaming solutions, up slightly over the same period last year.

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We also recorded approximately twenty-nine million dollars ($29M) of service revenue from commercial and other transaction processing, up approximately nine million dollars ($9M) over the same period last year. This was driven by an eleven percent (11%) increase in same store sales coupled with the acquisition of BillBird, higher revenues from Brazil and favorable foreign exchange rates, partially offset by contractual rate changes.

Product sales in the second quarter were approximately forty-four million dollars ($44M).

Slide #9

Service gross profits increased approximately five million dollars ($5M) quarter-over-quarter. This was primarily the result of improved profitability in Brazil, offset by the loss of Puerto Rico and higher depreciation and amortization.

Product margins were stronger than anticipated, at forty-three point two percent (43.2%), due to changes in the product mix.

Our operating expenses for the quarter were forty-one million dollars ($41M), or approximately thirteen percent (13%) of total revenue.

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SG&A was comparable to the second quarter of last fiscal year whilst research and development expenses were slightly lower, primarily due to the timing of development initiatives.

Below the operating income line, other expense increased approximately one point six million dollars ($1.6M), driven by higher interest expense resulting from higher debt balances. This was partially offset by the gain from the sale of our interest in Turfway Park in Kentucky and higher interest income.

For the second quarter, we reported net income of forty-nine million dollars ($49M) and fully diluted earnings per share of thirty-eight cents ($0.38).

During the quarter, we generated approximately ninety-four million dollars ($94M) in cash flows from operations.

Slide #10

We financed approximately twenty-three million dollars ($23M) in investing activities and generated free cash flows of approximately seventy-one million dollars ($71M), prior to making our quarterly dividend payment.

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Now, let’s turn to GTECH’s performance on a year to date basis.

Slide #11

Service revenues for the six months ended August 27th were up approximately fifty-six million dollars ($56M) or eleven percent (11%) over the same period of fiscal year 2005, driven by the continued strength in same store sales around the world, coupled with net new contract wins, the favorable outcome of events in Brazil and favorable exchange rates.

Product sales in the first six months of this year were approximately seventy-nine million dollars ($79M).

Year-to-date, we recorded three hundred and four million dollars ($304M) in revenue from our US lottery group --- two hundred and thirty six million dollars ($236M) from the international lottery group --- approximately thirty-six million dollars ($36M) in gaming solutions and sixty million dollars in commercial services ($60M).

Slide #12

In the first six months of the fiscal year, we generated approximately two hundred and fifteen million dollars ($215M) in cash from operations. This financed approximately sixty-five million dollars ($65M) in net investing activities and generated one hundred and fifty million dollars ($150M) in free cash flows, excluding dividend payments and investments in the share repurchase program.

Slide #13

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On a year-to-date basis, we have returned approximately fifty-two million dollars ($52M) to our shareholders through a combination of dividend payments and our share repurchase program.

At the end of the second quarter, we had forty-seven million dollars ($47M) remaining under our share repurchase authorization.

As of August 27th, we had cash and short term investments of approximately four hundred and four million dollars ($404M) and we had approximately four hundred and ninety-three million dollars ($493M) available under our revolving line of credit.

Average capital employed grew by approximately three hundred million dollars ($300M), or twenty six percent (26%), year-over-year and we generated returns on capital employed of fifteen point five percent (15.5%), or significantly above our weighted average cost of capital.

Slide #14

Excluding excess cash balances from the calculation; our return on capital employed would have been approximately three hundred and fifty basis points (350 bps) higher, or nineteen percent.

Again, our Return on Capital Employed calculation is provided in the Supplemental Financial Data File posted on our website.

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Those are the key financial highlights of our second quarter and year-to-date. Now I would like to turn our attention to the outlook for the remainder of fiscal year 2006.

Based upon the strength of our performance year-to-date, we remain confident in our ability to deliver results in line with the full year guidance we provided at the end of June.

Slide #15

Based upon our current outlook, we now expect service revenue growth in the range of ten to twelve percent (10% - 12%).

We continue to expect service margins in the range of forty to forty-two percent (40% - 42%) and product margins in the range of thirty-eight to forty percent (38% to 40%).

We expect the effective tax rate for this fiscal year to be in the range of thirty-four to thirty five percent (34% - 35%), although we expect tax rates to fluctuate quarterly.

Based upon this outlook, we believe that diluted earnings per share will be in the range of one dollar and sixty-four cents to one dollar and seventy cents ($1.64 to $1.70) for fiscal year 2006. As we stated on our last call, this excludes the impact of the adoption of SFAS 123R, share-based payments, as we do not expect to adopt this mandate until fiscal year 2007.

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In fiscal year 2006, we plan to invest between one hundred and ninety and two hundred million dollars ($190M - $200M). Approximately sixty percent (60%) will be for maintenance capital requirements within the core business and the balance will be invested in growth opportunities.

Slide #16

Given this investment outlook, combined with our current operating forecast, we are once again increasing our free cash flow outlook for the year. We now expect free cash flows in the range of two hundred and ten to two hundred and thirty million dollars ($210M to $230M), prior to financing any dividends, stock repurchases or acquisitions. This is approximately fifteen percent (15%) higher than our previous free cash flow guidance.

Now let’s look at the outlook for our third quarter, which ends November 26th.

Slide #17

We expect service revenues to increase nine to ten percent (9% - 10%) quarter over quarter and we expect product sales in the range of thirty to forty million dollars ($30M - $40M).

We expect service margins to be approximately forty percent (40%) and product margins to be in the range of thirty-eight to forty percent (38% to 40%). We believe the tax rate for the quarter we will be in the range of twenty-nine to thirty percent (29% - 30%).

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Finally, we expect earnings per share to be in the range of thirty-four to thirty seven cents ($0.34 to $0.37) per share. This compares to the thirty five cents ($0.35) per share we reported in the third quarter of last fiscal year.

To summarize ... We are pleased with the continued strength of our core business and we are excited about the opportunities we see in each of the markets we serve - - - and based on our current outlook, we are confident we can achieve our goals and objectives in the current fiscal year and beyond.

Thank you for your attention. Now I would like to turn the call back to Bruce.

Bruce Turner: Thank you, Jaymin. Now, this is the point in the call where we take your questions ... but before we do that, I would like to make one request. I realize that there are a number of new GTECH shareholders on the call today ... people whose primary interest is the potential transaction we announced last week.

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While Jaymin and I will be happy to answer any questions relating to GTECH’s business operations, strategy, financial performance, and current earnings guidance ... we cannot and will not entertain any questions about the timing of a potential offer ... the parties involved ... the regulatory implications ... or any other details beyond what we have already said. We ask that you please respect our need to restrict comment on this situation until our Board has completed its review and come to a decision. And with that, I will open the floor to questions.

[Q&A]

Slide #18

Bruce Turner: If there are no further questions, let me briefly summarize. Our second-quarter results show that GTECH continues to enjoy solid business growth while making excellent strategic progress, particularly in the development of new content.

Slide #19

As I mentioned earlier, our board is in the process of reviewing the strategic options in an effort to determine a course of action that will best serve the interests of our stake holders.

During this review process, the management team and I will continue to move the company forward, executing against our three-pronged growth strategy with the goal of creating sustainable value for our shareholders.

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Indeed, it may well be GTECH’s success – our industry leadership ... our excellent financial condition ... and our well-defined plan for growth – that has made the company attractive to a potential buyer. I can only echo Jaymin’s earlier remarks: that we remain excited about the future and confident in our ability to meet our objectives for FY06 and beyond.

We will be back in touch to review our third quarter results in December. Until then, thank you again for joining our call today.

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